Exhibit 10.89

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 4th day of June, 2021, to take effect June 7, 2021 (the “Effective Date”), by and between Investview Inc. a Nevada Corporation (the “Employer”), and Ralph R. Valvano (the “Executive”).

FOR AND IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

ASSOCIATION AND RELATIONSHIP

1.1 Nature of Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment from the Employer, upon the terms and conditions set forth herein.

1.2 Services. The Executive shall devote his full time, attention, and services to the business and affairs of the Employer.

1.3 Duties. During the term of this Agreement, the Executive shall be employed by the Employer and shall serve as Chief Financial Officer. The Executive shall serve in such offices or positions with the Employer or any subsidiary of the Employer and such substitute or further offices or positions of substantially consistent rank and authority. The Executive shall perform duties appropriate as may be assigned to him from time to time by the Board of Directors of the Employer (the “Board”) and as described in the Employer’s bylaws and as itemized on Exhibit B attached hereto. Exhibit B is incorporated herein by reference and is expressly made a part of this Agreement. The Executive shall report to the Board and the Board shall direct, control, and supervise the duties and work of the Executive.

ARTICLE II

COMPENSATION

2.1 Compensation. For all services rendered by the Executive pursuant to this Agreement, the Employer shall compensate the Executive as follows:

(a) Salary. The Executive shall be paid, in accordance with the normal payroll practice of the Employer, annual compensation in the amount of $225,000 for all hours worked, exempt from overtime.

(b) Salary Escalation. The board of directors or the designated compensation committee shall conduct an annual review to determine whether an increase in salary is appropriate based on Employer’s results of operations, increased activities or responsibilities of the Executive, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

(c) Other Consideration. The Employer is providing other consideration as agreed to by Executive and attached herein as Exhibit A. Exhibit A is incorporated herein by reference and is expressly made a part of this Agreement.

ARTICLE III

COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

3.1 Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean information in written, graphic, or electronic form under the care or custody of Executive as a direct or indirect consequence of or through his employment with the Employer and the special proprietary information regarding the business, methods, and operation of the Employer that is designated by the Employer as “Limited,” “Private,” or “Confidential” or similarly designated or for which there is any reasonable basis to believe is, or which appears to be, treated by the Employer as private, restricted, or secret, but does not include information generally available to the public or to businesses in the financial education, research, and services industry.

3.2 Protection of Confidential Information and Goodwill. The Executive acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Executive will be given access to and be entrusted with Confidential Information relating to the Employer’s business. The Executive recognizes that (i) the goodwill of the Employer depends upon, among other things, keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (ii) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. The Executive further acknowledges that in the course of performing his obligations to the Employer he will be a representative of the Employer to many other persons and, in some instances, the Employer’s primary contact with such other persons, and as such will be responsible for maintaining or enhancing the business and/or goodwill of the Employer with those other persons.

3.3 Covenants Regarding Confidential Information. In further consideration of the employment of the Executive by the Employer and in consideration of the compensation to be paid to the Executive during his employment, the Executive hereby agrees as follows:

(a) Nondisclosure of Confidential Information. The Executive will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential Information.

(b) Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except where necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of the Executive’s employment, the Executive agrees to deliver to the Employer or confirm in writing the destruction of all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.

ARTICLE IV

ENFORCEMENT OF COVENANTS

4.1 Relief. The Executive agrees that a breach or threatened breach by him of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable, and for that reason, the Executive further agrees that the Employer shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by the Executive, his employers, Officers, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other equitable or legal remedies the Employer may have, including, specifically, recovery of damages.

4.2 Survival of Covenants. Subject to Article V below, in the event the Executive’s employment relationship with the Employer is terminated, with cause, the covenants contained in Article III above and the remedies provided under this Article IV shall survive for a period of one year after such termination.

ARTICLE V

TERM AND TERMINATION

5.1 Term. Except as provided herein, the initial term of this Agreement shall be for a period of one (1) year commencing on the Effective Date and shall end on the one (1) anniversary of the Effective Date (the “Initial Term”). The Initial Term shall automatically renew for additional one (1) year periods for four (4) consecutive terms (each a “Renewal Term”) unless terminated in accordance with this Agreement. The term of this Agreement shall be the Initial Term plus any and all Renewal Terms (the “Term”).

5.2 Termination. The Executive’s employment hereunder may be terminated under the following circumstances:

(a) Termination for Cause. The Employer shall have the right to terminate this Agreement for cause (“Cause”) (as defined below) by the Employer before the expiration of the Term provided for herein if, during the Term of this Agreement, the Executive (i) the Executive has materially breached the terms hereof and Executive has failed to cure such breach within thirty (30) days of Executive’s receipt of written notice of such breach; (ii) violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements between the Employer and Executive; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Employer; (iv) commits an intentional tort against the Employer, which materially adversely affects the business of the Employer; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Employer; (vi) in the determination of the board of directors, has been grossly negligent in the performance of his duties; (vii) has engaged in material willful or gross misconduct in the performance of his duties hereunder; (viii) there has been entered a final non-appealable conviction of or a plea of guilty or nolo contendere by the Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer; or (ix) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Employer, impairs the Executive’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (ix) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Employer, or mere inefficiency, or good faith errors in judgment or discretion by the Executive shall not constitute grounds for termination for Cause hereunder. Notwithstanding the foregoing, this Agreement shall not be deemed to have been terminated for Cause, without (x) reasonable notice to the Executive setting forth the reasons for the Employer’s intention to terminate for Cause; (y) an opportunity for the Executive, together with his counsel, to be heard before the full board of directors of the Employer; and (z) delivery to the Executive of written notice of termination setting forth the finding that in the good faith opinion of the board of directors the Executive was guilty of an act or acts constituting Cause under this provision and specifying the particulars thereof in detail.

(b) Termination upon Death or Permanent Disability of the Executive. This Agreement shall terminate immediately upon the Executive’s death or permanent disability. Employer will pay the Executive’s estate, in full satisfaction of its compensation obligations under this Agreement, an amount equal to any base salary due to the Executive an amount equal to three (3) months of the Executive’s base salary, plus a prorated portion of any annual bonus to which the Executive may have been entitled on the last day of his actual employment. In addition, with respect to any Award granted to the Executive pursuant to the Restricted Share Plan, in the event that such Award is subject to future vesting or other restrictions regarding the exercisability or full enjoyment of the Award as of the date of the Executive’s death, then, notwithstanding the terms of the Plan or the Award Agreement thereunder, provided, that Executive has completed Executive’s second (2nd) anniversary of service with Employer, with respect to any Award granted to the Executive pursuant to the Restricted Share Plan, the Award shall be limited to additional forward twelve (12) months prorated portion of vesting and restrictions regarding the exercisability or full enjoyment of the Award as of the date of the Executive’s death. Notwithstanding, if Executive has not completed Executive’s second (2nd) anniversary of service with Employer, with respect to any Award granted to the Executive pursuant to the Restricted Share Plan, the Award shall be limited to only the then current-year vesting and restrictions regarding the exercisability or full enjoyment of the Award as of the date of the Executive’s death. For the purposes of this Agreement, the term “permanent disability” shall mean the Executive’s inability to perform her duties with or without a reasonable accommodation under this Agreement for a period of ninety (90) consecutive days due to illness, accident or any other physical or mental incapacity, as determined in the reasonable judgment of the Executive’s primary medical doctor specialized in the form of disability, subject to confirmation by a medical professional chosen by Employer specialized in the form of disability. In the event the two medical professionals disagree, the two medical professionals shall select a third medical professional specialized in the form of disability to evaluate the Executive, and the third medical professional’s determination shall be binding on both Executive and Employer.

(c) Termination by Executive with Good Reason. The Executive may terminate this Agreement for “Good Reason,” as defined below. “Good Reason” means one or more of the following:

(1)	Executive’s assignment by the Employer, without Executive’s written consent, to duties or responsibilities which are not consistent with that of duties and responsibilities as set for the in Exhibit A;
(2)	Reduction by the Employer, without Executive’s written consent, of Executive’s Base Salary or other consideration pursuant to Article 2 above;
(3)	the Employer’s material breach of its representations and/or obligations under this Agreement, which breach has continued unremedied for a period of thirty (30) days after Employer’s receipt of written notice from Executive; or
(4)	A Change in Control, as defined below.

The above shall be the only grounds for a termination of employment with Good Reason.

For purposes of this Agreement, the term “Change in Control” shall mean (a) any individual or entity or group’s acquisition of equity ownership that results in the new equity owner(s) owning at least fifty-one percent (51%) of the then outstanding equity interests of the Employer entitled to vote generally in the election of directors; or any change that results in a change of a majority of Employer’s board of directors; provided, however, that any restructuring of the board of directors to create a majority independent board in connection with an application for listing on a national securities exchange shall not constitute a Change of Control under this provision.

Upon termination by the Executive for Good Reason, the Executive shall be entitled to receive: (i) all Base Salary earned but not yet paid; (ii) reimbursement of all unpaid business expenses incurred in accordance with this Agreement by Executive prior to the effective date of the termination of Executive’s employment; (iii) all other benefits accrued and currently vested through the date of such termination in accordance with the applicable plans and programs of the Company; and (iv) as full damages for such a termination: the receipt of Base Salary for (a) four (4) months if Executive is terminated under this subsection 5.2(c) prior to the end of the Initial Term or during the first Renewal Term, or (b) six (6) months if Executive is terminated after the end of the First Renewal Term (the period of time specified in this subsection 5.2 (c) is referred to herein as the “Severance Period”). No further damages can be assessed. During the Severance Period, the Employer shall also continue paying its normal portion of Executive’s medical, dental and health insurance premiums pursuant to any premiums that were in place prior to termination.

During the Severance Period, the Employer will also continue Executive’s medical insurance, life insurance and disability coverage pursuant to any premiums that were in place prior to termination, and, to the extent permitted under applicable policies, and will pay Executive any fringe benefits which have accrued prior to the date of termination. By way of clarification, except to the extent such amounts have been accrued or earned as of the date of termination, Executive shall not be entitled to any bonus payout under any Employer plan or program, including, without limitation, any bonus plan of which Executive is a participant, in the event Executive’s employment is terminated by the Employer.

(d) Termination by Employer without Cause. This Agreement may be terminated by the Employer at any time, without Cause. Employer, may, but is not required to provide 30 days’ prior written notice from the Employer to the Executive. If the Executive’s employment is terminated by the Employer for any reason other than for Cause, Disability or Death, or if this Agreement is terminated by the Employer for what the Employer believes is Cause, Disability or Death, and it is ultimately determined that Cause did not exist or that Executive had not suffered a Disability or Death, Executive shall be entitled to receive: (i) all Base Salary earned but not yet paid; (ii) reimbursement of all unpaid business expenses incurred in accordance with this Agreement by Executive prior to the effective date of the termination of Executive’s employment; (iii) all other benefits accrued and currently vested through the date of such termination in accordance with the applicable plans and programs of the Company; and (iv) as full damages for such a termination: the receipt of Base Salary for (a) four (4) months if Executive is terminated under this subsection 5.2(d) prior to the end of the Initial Term or during the first Renewal Term, or (b) six (6) months if Executive is terminated after the end of the First Renewal Term (the period of time specified in this subsection 5.2 (d) is referred to herein as the “Severance Period”). No further damages can be assessed. During the Severance Period, the Employer shall also continue paying its normal portion of Executive’s medical, dental and health insurance premiums pursuant to any premiums that were in place prior to termination.

During the Severance Period, the Employer will also continue Executive’s medical insurance, life insurance and disability coverage pursuant to any premiums that were in place prior to termination, and, to the extent permitted under applicable policies, and will pay Executive any fringe benefits which have accrued prior to the date of termination. By way of clarification, except to the extent such amounts have been accrued or earned as of the date of termination, Executive shall not be entitled to any bonus payout under any Employer plan or program, including, without limitation, any bonus plan of which Executive is a participant, in the event Executive’s employment is terminated by the Employer.

5.3 Modified or Termination Payments.

(a) Termination by Employer Other than for Cause or by Executive for Good Reason. In the event that the Executive’s employment is terminated or modified without the express written consent of the Executive by the Employer during the term hereof for reasons other than Cause, or by Executive for Good Reason, the Employer shall:

(i) pay to the Executive all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2 of this Agreement;

(ii) waive and automatically terminate all forfeiture restrictions governing stock or options held by the Executive, which thereupon shall be vested and held free from forfeiture by the Executive pursuant to Section 5.2 (d) of this Agreement; and

(b) Termination upon Death of the Executive. If the Executive dies during the term of this Agreement, the Employer shall pay to the estate of the Executive the following:

(i) within fifteen (15) days after the date on which the Executive dies, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2 and Section 5.2 (b) of this Agreement, an amount for any accrued but unused vacation days, calculated at the Executives salary in effect on the termination date, and any other benefits specifically provided to the Executive; and

(c) Termination by the Employer for Cause or by Executive without Good Reason. If the Employer terminates this Agreement for Cause or the Executive terminates this Agreement without Good Reason, the Employer shall deliver to the Executive, within thirty (30) days following the effective date of such termination, all amounts accrued through the date of termination and any unreimbursed expenses incurred pursuant to Section 2 of this Agreement. Executive will not be entitled to any additional payment in the form of severance or otherwise.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Non-Solicitation of Employees. Executive hereby covenants and agrees that, during Executive’s employment with Employer and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not solicit, directly or indirectly, any of Employer’s employees for employment with any other person or business entity.

6.2 Non-Solicitation of Clients or Service Providers. Executive hereby covenants and agrees that, during Executive’s employment with Employer and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not, directly or indirectly, with respect to products or services competitive with Employer’s products or services, solicit business from or conduct business with any customer, client or service provider served by Employer; or solicit business from or conduct business with any person or entity that was, during Executive’s employment with Employer, solicited or identified as a business prospect by Employer.

6.3 Non-Competition. Executive hereby covenants and agrees that, during Executive’s employment with Employer and for a period of one (1) year immediately following the termination of such employment, whether voluntary or involuntary, Executive shall not act in any way, directly or indirectly, as principal, employee, agent, or otherwise, to solicit, divert or take away any customer, client, professional, service provider or any supplier of Employer, or otherwise directly compete with Employer, in any geographic area where Employer presently conducts business.

6.4 No “Moonlighting”. Executive hereby covenants and agrees that, during Executive’s employment with the Employer, Executive shall not be employed by, or perform consulting or other services for, any other business entity or party without the prior express written consent of the Employer’s board of directors.

ARTICLE VII

MISCELLANEOUS

7.1 Exit Interview. To insure a clear understanding of this Agreement, including the protection of the Employer’s business interests, the Executive agrees, at no additional expense to the Employer, to engage in an exit interview with the Employer at a time and place designated by the Employer.

7.2 Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Executive.

7.3 Right of Setoff. The Employer and Executive shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

7.4 Representations and Warranties of the Executive. The Executive represents and warrants to the Employer that (a) the Executive understands and voluntarily agrees to the provisions of this Agreement; (b) the Executive is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; (c) the Executive has had the opportunity to consult legal counsel of his own selection about this Agreement; and (d) the Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Executive from performing the services to the Employer that the Executive has agreed to provide hereunder.

7.5 Representations and Warranties of the Employer. The Employer represents and warrants to the Executive that (a) the Employer is an entity duly organized and validly existing in good standing under the laws of the State of Nevada, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted, (b) the Employer is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, (c) the Employer conducts its business in accordance with all applicable laws, rules and regulations, except to the extent that the failure to do so would not reasonably be expected to have a material adverse effect on the business of the Employer, (d) the Employer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and (e) this Agreement has been duly executed and delivered by the Employer, and constitutes the legal, valid and binding obligations of the Employer, enforceable against the Employer in accordance with its terms.

7.6 Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

7.7 Assignment. Except to any successor or assignee of the Employer as provided in Section 7.6, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Executive, the Executive’s spouse, the Executive’s designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared non-assignable and non-transferable, except as specifically provided herein.

7.8 Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the interpretation or enforcement of any and all of the Executive’s rights under this Agreement, the Executive shall bear the sole legal expense associated with this legal review and interpretation.

7.9 Indemnification. The Employer shall indemnify the Executive and hold the Executive harmless from liability for acts or decisions made by the Executive while performing services for the Employer to the greatest extent permitted by applicable law. The Executive agrees to indemnify and to hold the Employer harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from the Executive’s acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

7.10 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication (confirmed by sending a copy thereof by United States mail), if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one day after the date so sent by overnight courier, or three days after the date of deposit in the United States mail.

7.11 Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

7.12 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

7.13 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic or facsimile signatures shall be deemed original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.14 Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

7.15 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New Jersey.

SIGNED AND DELIVERED to be effective as of the Effective Date set forth above.

EMPLOYER:

Investview Inc.

By:
Name:	Joseph Cammarata
Title:	CEO

Investview Inc.

By:
Name:	Annette Raynor
Title:	COO

EXECUTIVE:

By:
Name:	Ralph R. Valvano
Title:	Chief Financial Officer

EXHIBIT A

To the Employment Agreement (“Agreement”) entered into as of the 4th day of June 2021, by and between Investview Inc. (the “Employer”), and Ralph R. Valvano (the “Executive”).

OTHER CONSIDERATION

Other consideration agreed to between the parties:

1.	6,500,000 (SIX MILLION FIVE HUNDRED THOUSAND) restricted shares (the “Restricted Shares”) of the stock of INVESTVIEW INC. (INVU) which is contingent upon the CFO’s continuous service and employment to the Employer, and will vest over a five (5) year period.

2.	Award of Restricted Shares. The Employer hereby agrees to award to the Executive the number of shares of Common Stock listed above, subject to the restrictions contained herein.

3.	Vesting of the Restricted Shares. Subject to the terms of this Agreement, the Restricted Shares shall vest in accordance with the following schedule:

Date	Shares Vesting

May 31, 2022 (“1st Anniversary Term”)	20%

May 31, 2023 (“2nd Anniversary Term”)	20%

May 31, 2024 (“3rd Anniversary Term”)	20%

May 31, 2025 (“4th Anniversary Term”)	20%

May 31, 2026 (“5th Anniversary Term”)	20%

4.	Registration of Restricted Shares. The Employer covenants and represents to use its best efforts to file a registration statement on Form S-8 that will register the subsequent issuance of the Restricted Shares to be received by Executive within fourteen (14) days of the Effective Date.

5.	Change of Control of the Company. In the event a Change of Control of the Company, as defined in Section 5.2(c) of the of the Employment Agreement, occurs, then all of the Restricted Shares awarded to Executive that have not yet vested shall immediately and automatically vest upon the occurrence of a Change of Control of the Company.

6.	Termination by Employer for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Employer pursuant to Section 5.2 (a) of the Employment Agreement, or by Executive without Good Reason, the vesting of the Restricted Shares shall, on the date of such termination, cease and any unvested Restricted Shares shall be forfeited by Executive and revert to the Employer.

7.	Termination Due to Executive’s Death or Permanent Disability. If Executive’s employment is terminated due to Executive’s death or permanent disability pursuant to Section 5.2 (b) of the Employment Agreement, the Restricted Shares shall, upon such termination, vest as stated.

8.	Termination by Employer Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by Employer pursuant to Section 5.2 (d) of the Employment Agreement or by Executive pursuant to Section 5.2(c) of the Employment Agreement, then any Restricted Shares that are scheduled to vest during the period from the date of termination through the next Anniversary Term, as applicable, under the Employment Agreement (but in no event longer than a one-year period following the date of Executive’s date of termination) shall vest immediately.

9.	Prohibition Against Transfer. Prior to vesting of the Restricted Shares, Executive may not transfer, assign, pledge or hypothecate in any way (whether by operation of law or otherwise) the Restricted Shares. Any transfer in violation of this Section shall be void and of no further effect.

10.	Taxes. The Employer may require payment of Executive or withhold any income or employment tax which it believes is payable as a result of the grant or vesting of the Restricted Shares or any payments thereon or in connection therewith, and the Employer may defer making delivery with respect to the shares until arrangements satisfactory to the Employer have been made with regard to any such withholding obligation. The Employer may withhold shares of Common Stock to satisfy such withholding obligations.

11.	Expense Reimbursement. Expense reimbursement for Direct costs incurred by the Executive in performing his Executive duties hereunder

12.	Plans. The Employer shall provide to the Executive paid time off, incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans that are consistent with and similar to such plans if provided by the Employer to its C-Suite executives generally. All costs of such plans shall be an expense of the Employer and shall be paid by the Employer.

EXHIBIT B

To the Employment Agreement (“Agreement”) entered into as of the 4th day of June 2021, by and between Investview Inc. (the “Employer”), and Ralph R. Valvano (the “Executive”).

DUTIES

CFO Duties and Responsibilities:

As Chief Financial Officer (CFO) of Employer you will have the primary responsibility for the planning, implementation, managing and running of all the finance activities of Employer, including business planning, budgeting, forecasting negotiations, regulatory compliance, and obtaining and maintaining investor relations and partnership compliance. Specific duties and responsibilities will be as assigned by the Board of Directors and will include, but not necessarily be limited to, the following:

●	Establish and Directing accounting policies, procedures and internal controls
●	Providing leadership, direction and management of the finance and accounting team
●	Providing strategic management of the accounting and finance functions
●	Overseeing entire financial team including Controller, assistant controllers, regulatory compliance team
●	Overseeing financial systems implementations and upgrades
●	Reviewing, approving, and signing all required SEC reports and certifications
●	Providing strategic recommendations to the CEO, President, COO, Board of Directors and other members of the executive management team
●	Hiring, training and retaining skilled accounting and finance staff
●	Managing and overseeing the relationship with independent auditors
●	Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting
●	Recommending improvements to ensure the integrity of a company’s financial information
●	Advising on long-term business and financial planning
●	Establishing and developing relations with senior management and external partners and stakeholders
●	Co-managing relationships with investors and investment institutions
●	Reviewing all formal finance, HR and IT related procedures
●	Identifying and managing business risks and insurance requirements
●	Collaborate with chief operations officer on technology decisions

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